Exhibit P

September 28, 2007

BBAC, LLC and its Subsidiaries

3060 Peachtree Road, N.W.

Suite 1410

Atlanta, Georgia 30305

Attention: Mr. Reid M. Zeising

Re:	Letter Agreement dated June 6, 2007 among BBAC, LLC (“BBAC”), for itself and BBAC Merger Sub, Inc. (“Merger Sub”), and Regions Bank (“Regions”) with respect to an $18,500,000 Senior Secured Revolving Credit and Term Loan Facility (the “Commitment Letter”).

Ladies and Gentlemen:

Reference is made to the Commitment Letter and the Term Sheet referenced therein, dated June 6, 2007, by Regions and accepted by BBAC. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Commitment Letter.

BBAC has requested that Regions extend the effectiveness of the Commitment Letter. Regions is willing to extend the effectiveness of the Commitment Letter, on the terms and subject to the conditions set forth herein.

Now therefore, for Ten Dollars ($10.00) in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Regions and BBAC hereby agree as follows:

The Commitment Letter and Term Sheet are hereby amended as follows:

(a) The Commitment Letter is hereby amended by deleting the references to “September 30, 2007” appearing in the fourth paragraph (page two) of the Commitment Letter and in the tenth paragraph (page three) of the Commitment Letter, and by substituting in lieu thereof the date “October 31, 2007”.

(b) The Term Sheet is hereby amended by deleting the reference to “September 30, 2007” appearing in the section entitled “Collateral” set forth on page four of the Term Sheet, and by substituting in lieu thereof the date “October 31, 2007”.

(c) The Term Sheet is amended by deleting subclause (c) from the first full paragraph appearing on page four (beginning with the phrase “Notwithstanding the foregoing, the Collateral will…”) and by substituting in lieu thereof the following new subclause (c):

(c) Lender shall be entitled to record such mortgage, deed of trust or other security deed, at Borrowers’ expense, upon the sooner to occur of (i) 120 days after the closing date (if Borrowers have not consummated a sale-leaseback transaction with respect to such Sale-Leaseback Property), (ii) the date that a default or event of default occurs (subject to any applicable cure periods), or (iii) upon Lender’s election after the filing in any court by any person of a complaint against any Borrower or Guarantor, asserting liability arising under the Fair and Accurate Credit Transactions Act (“FACTA”) or similar state or federal statutes or regulations, and such litigation is not dismissed or settled in a manner satisfactory to Lender within fifteen (15) days after such filing, or

(d) The Term sheet is amended by adding to the section entitled “Conditions” the following new subclause (o) immediately after subclause (n) appearing on page twelve of the Term Sheet:

(o) Lender shall have analyzed and found satisfactory in its discretion any potential liability (whether actual, contingent, pending, threatened, asserted or not asserted) of Borrowers, Guarantors or Target, which arises under FACTA (or similar state or federal statutes or regulations) or relates to claims of the type described in the lawsuit filed by Esther Plank against Target on or about July 27, 2007 in the United States District Court for the Western District of Tennessee, and Lender shall have received all information requested by Lender in respect of any of the foregoing.

(e) Schedule 1 to the Term sheet is amended by deleting the reference to “Crestview, FL” contained therein and by substituting in lieu thereof a reference to “Hendersonville, TN”.

This letter shall become a binding agreement upon execution by Regions and BBAC prior to 5:00 p.m. on September 30, 2007. This letter may be executed in one or more counterparts, all of which, when taken together, shall constitute one and same agreement. Any copy of a manually executed signature page to this letter delivered by any party by facsimile or other electronic transmission shall be deemed an original signature page hereto.

The agreements contained in this letter shall be governed by laws of the State of Georgia.

Except as modified hereby, the terms of the Commitment Letter and the Term Sheet remain in full force and effect.

[Signature Pages Follow]

If the Companies accept and agree to the foregoing, please so indicate by executing and returning the enclosed copy of this letter for itself and its subsidiaries to Lender on or before September 30, 2007.

Very truly yours, REGIONS BANK

By:	/s/ Brad Greer
Brad Greer Senior Vice President

Accepted and agreed to

on September 30, 2007:

BBAC, LLC, for itself and BBAC Merger Sub, Inc.

By:	/s/ Reid M. Zeising
Reid M. Zeising Title: Managing Member